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Information Regarding Forward-Looking Statements

The transcript below contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “contemplates,” “assumes,” “depends,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “target,” “pursue,” “outlook,” “maintain,” or similar expressions or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements.

Such forward-looking statements include, but are not limited to, statements about the timing of the anticipated transactions contemplated by the merger agreement, asset exchange agreement and securities purchase agreement, and any of the applicable parties’ post-acquisition plans and intentions, and other statements that are not historical facts. The following important factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the satisfaction of conditions to closing the definitive agreements for the transactions; obtaining required governmental and regulatory approvals, which may delay the transactions or result in the imposition of conditions that could cause the parties to abandon the transactions or be onerous to Sempra Energy or Oncor Electric Delivery Company LLC (Oncor); the expected timing to consummate the proposed transactions; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transactions may not be fully realized or may take longer to realize than expected; disruption from the transactions making it more difficult to maintain relationships with customers, employees or suppliers; and the diversion of management time and attention to issues related to the transactions.

Additional factors, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include: actions and the timing of actions, including decisions, new regulations, and issuances of permits and other authorizations by the California Public Utilities Commission, U.S. Department of Energy, California Department of Conservation’s Division of Oil, Gas, and Geothermal Resources, Federal Energy Regulatory Commission, U.S. Environmental Protection Agency, Pipeline and Hazardous Materials Safety Administration, Los Angeles County Department of Public Health, Public Utility Commission of Texas, states, cities and counties, and other regulatory and governmental bodies in the U.S. and other countries in which we operate; the timing and success of business development efforts and construction projects, including risks in timely obtaining or maintaining permits and other authorizations, risks in completing construction projects on schedule and on budget, and risks in obtaining the consent and participation of partners and counterparties; the resolution of civil and criminal litigation and regulatory investigations; deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers; denial of approvals of proposed settlements or modifications of settlements; and delays in, or disallowance or denial of, regulatory agency authorizations to recover costs in rates from customers or regulatory agency approval for projects required to enhance safety and reliability, any of which may raise our cost of capital and materially impair our ability to finance our operations; the greater degree and prevalence of wildfires in California in recent years and risk that we may be found liable for damages regardless of fault, such as in cases where the inverse condemnation doctrine applies, and risk that we may not be able to recover any such costs in rates from customers in California; the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the transmission grid, moratoriums or limitations on the withdrawal or injection of natural gas from or into storage facilities, and equipment failures; changes in energy markets, volatility in commodity prices and moves to reduce or eliminate reliance on natural gas; risks posed by actions of third parties who control the operations of our investments, and risks that our partners or counterparties will be unable or unwilling to fulfill their contractual commitments; weather conditions, natural disasters, accidents, equipment failures, computer system outages, explosions, terrorist attacks and other events that disrupt our operations, damage our facilities and systems, cause the release of greenhouse gases, radioactive materials and harmful emissions, cause wildfires and subject us to third-party liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits), may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of insurance, to the extent that such insurance is available or not prohibitively expensive; cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers and employees; our ability to successfully execute our plan to divest certain non-utility assets within the anticipated timeframe, if at all, or that such plan may not yield the anticipated benefits; actions of activist shareholders, which could impact the market price of our common stock, preferred stock and other securities and disrupt our operations as a result of, among other things, requiring significant time and attention by management and our board of directors; capital markets and economic conditions, including the availability of credit and the liquidity of our investments; fluctuations in inflation, interest and currency exchange rates and our ability to effectively hedge the risk of such fluctuations; the impact of recent federal tax reform and uncertainty as to how it may be applied, and our ability to mitigate adverse impacts; actions by credit rating agencies to downgrade our credit ratings or those of our subsidiaries or to place those ratings on negative outlook and our ability to borrow at favorable interest rates; changes in foreign and domestic trade policies and laws, including border tariffs, and revisions to or replacements of international trade agreements, such as the North American Free Trade Agreement, that may increase our costs or impair our ability to resolve trade disputes; the ability to win competitively bid infrastructure projects against a number of strong and aggressive competitors; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of San Diego Gas & Electric Company’s (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources; the impact on competitive customer rates due to the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E’s electric transmission and distribution system and from possible departing retail load resulting from customers transferring to Direct Access and Community Choice Aggregation or other forms of distributed and local power generation, and the potential risk of nonrecovery for stranded assets and contractual obligations; the ability to realize the anticipated benefits from our investment in Oncor Electric Delivery Holdings Company LLC (Oncor Holdings); Oncor’s ability to eliminate or reduce its quarterly dividends due to regulatory capital requirements, certain reductions in its senior secured credit rating, or the determination by Oncor’s independent directors or a minority member director to retain such amounts to meet future requirements; and other uncertainties, some of which may be difficult to predict and are beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov. We caution you not to rely unduly on any forward-looking statements. These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of InfraREIT, Inc. (InfraREIT) by Oncor. The proposed acquisition and the agreement and plan of merger among Oncor, 1912 Merger Sub LLC, a wholly owned subsidiary of Oncor, Oncor T&D Partners, LP, a wholly owned indirect subsidiary of Oncor, InfraREIT, and InfraREIT Partners, LP will be submitted to InfraREIT’s stockholders for their consideration and approval. In connection with the proposed acquisition, InfraREIT will file a proxy statement. These materials do not constitute a solicitation of any vote or proxy from any stockholder of InfraREIT. Investors are urged to read the proxy statement carefully and in its entirety when it becomes available and any other relevant documents or materials filed or to be filed with the SEC or incorporated by reference in the proxy statement, because they will contain important information about the proposed acquisition. The definitive proxy statement will be mailed to InfraREIT’s stockholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s website, www.sec.gov. When available, the proxy statement and other pertinent documents may also be obtained free of charge at the Investor Relations section of InfraREIT’s website, http://infrareitinc.com, or by directing a written request to InfraREIT, Inc., Attention: Corporate Secretary, 1900 North Akard Street, Dallas, Texas 75201.

Certain Information Concerning Participants

Sempra Energy and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed acquisition. Information about Sempra Energy’s directors and executive officers is included in Sempra Energy’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 27, 2018, Sempra Energy’s definitive proxy statement for its 2018 Annual Meeting of Shareholders filed with the SEC on March 23, 2018, and Sempra Energy’s Current Report on Form 8-K filed with the SEC on October 12, 2018.

Transcript of Investor Call Held on October 18, 2018

Corporate Participants

Jeffrey W. Martin Sempra Energy - CEO & Director

Trevor I. Mihalik Sempra Energy - CFO & Executive VP

Faisel H. Khan Sempra Energy - VP of IR

E. Allen Nye Oncor Electric Delivery Company LLC - CEO & Director

Don J. Clevenger Oncor Electric Delivery Company LLC - Senior VP & CFO

Matt Henry Oncor Electric Delivery Company LLC - Senior VP, General Counsel and Secretary

Conference Call Participants

Christopher James Turnure JP Morgan Chase & Co, Research Division - Analyst

Julien Patrick Dumoulin-Smith BofA Merrill Lynch, Research Division - Director and Head of the US Power, Utilities & Alternative Energy Equity Research

Kevin John Prior Evercore ISI Institutional Equities, Research Division - Associate

Lasan A. Johong Auvila Research Consulting LLC - Founder, President, CEO & Senior Research Analyst

Ryan Michael Levine Citigroup Inc, Research Division - Equity Analyst

Shahriar Pourreza Guggenheim Securities, LLC, Research Division - MD and Head of North American Power

Presentation

Operator

Good day, ladies and gentlemen, and welcome to the business update call. Today’s call is being recorded. At this time, I would like to turn things over to Faisel Khan. Please go ahead, sir.

Faisel H. Khan - Sempra Energy - VP of IR

Good morning, and welcome to Sempra Energy’s call to review our recent strategic updates. We’ll be discussing Oncor’s agreement to acquire InfraREIT and Sempra’s agreement to acquire an interest in Sharyland Utilities as well as reviewing Sempra’s recent sales agreement to sell certain renewable assets.

A live webcast of this teleconference and slide presentation is available on our website under the Investors section. Several members of the Sempra and Oncor management teams have joined me here today in San Diego, including: Jeff Martin, Chief Executive Officer; Trevor Mihalik, Executive Vice President and Chief Financial Officer; Allen Nye, Chief Executive Officer, Oncor; Don Clevenger, Senior Vice President and Chief Financial Officer, Oncor; and Matt Henry, General Counsel of Oncor.

Before starting, I would like to remind everyone that we will be discussing forward-looking statements on this call within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those discussed today. The factors that could cause our actual results to differ materially are discussed in our company’s most recent 10-K and 10-Q filed with the SEC. It’s important to note that we’ll be discussing certain non-GAAP financial measures. Please refer to the presentation slides that accompany this call for a reconciliation to GAAP measures.

I’d also like to mention that the forward-looking statements contained in this presentation speak only as of today, and the company does not assume any obligation to update or revise any of these forward-looking statements in the future.

The format of today’s call will be slightly different than what we’ve done previously. First, Jeff will provide a high-level overview of our strategy and the significance of the announcement; second, Trevor will walk through the transaction details; and third, Allen will discuss our growing footprint in the attractive Texas market.

With that, please turn to Slide 4, and let me hand the call over to Jeff.

Jeffrey W. Martin - Sempra Energy - CEO & Director

Thanks a lot, Faisel, and thank you all for joining us today. As you’ll recall, in June, we announced our strategic vision to become North America’s premier energy infrastructure company. We’re also committed to executing a disciplined and phased approach to optimize our asset portfolio around what we believe are the most attractive markets right here in North America. In that regard, Oncor and its operations in Texas provide a solid foundation to build on and advance that strategy.

Oncor and Sempra entered into agreements to acquire InfraREIT and a 50% interest in Sharyland, respectively. We’re actually quite excited about this Texas T&D transaction for several reasons. First, it expands the transmission and distribution platform we created in Texas when Sempra acquired its interest in Oncor back in March. Second, it adds another avenue for growth through incremental, pure-play, regulated transmission opportunities, and Texas is an attractive market where we’re currently seeing over 70 gigawatts of solar and wind in the interconnection queue. Third, it’s a great opportunity to recycle proceeds from the recently announced sale of our U.S. solar portfolio. In fact, that’s what allows us to do this transaction without issuing any equity. And fourth, it allows us to further increase the percentage of Sempra’s earnings from our long-term T&D businesses, and strengthens our credit profile, while offsetting the slight dilution resulting from the sale of Sempra Renewables business and storage assets.

Next, I’d also like to point out that Oncor is the logical owner of InfraREIT’s high-quality electric transmission assets. That’s because of the significant overlap with Oncor’s existing service territory. Furthermore, these assets provide Oncor with additional avenues of growth due to healthy economic fundamentals, which are driving transmission infrastructure needs across the region.

In addition, Sempra’s investment in Sharyland establishes a partnership in South Texas with the Hunt Organization, a proven developer in a region with robust growth opportunities. This transaction, coupled with the announced sales agreement with ConEd, further advances our long-term strategic vision of becoming North America’s premier energy infrastructure company. As you’ll recall, when we spent time with you in June at our Analyst Day, we gave you 2019 and 2020 EPS guidance, which actually included earnings from Renewables. We also said that the sale of these assets would be slightly dilutive to earnings, and as we’ve made further progress, we promised to update you on our forecast.

Today, we’re pleased to say that all of the recent positive developments just mentioned provide additional visibility to our guidance targets and enable us to affirm our 2019 and 2020 EPS guidance ranges.

Lastly, I’d like to take a moment to briefly recognize and welcome the two new board members we added to the Sempra Board of Directors and the LNG and Business Development Committee. Both Cynthia Walker and Mike Mears have considerable experience and background in the midstream sector and broader energy industry. Their valuable knowledge and leadership will be integral components in progressing our strategic vision to become North America’s premier energy infrastructure company. This is something that is front of mind for all the members of our board, and we’re quite focused on executing on that vision.

Now I’d like to turn the call over to Trevor, who will start by going through some of the guidance and transaction details.

Trevor I. Mihalik - Sempra Energy - CFO & Executive VP

Thanks, Jeff. Beginning with guidance. I wanted to highlight that our 2019 and 2020 affirmations include: annualized earnings projections from the Texas T&D transaction and expected use of proceeds from all announced asset sales, which will be used to fund the Texas T&D transaction as well as pay down debt. This will be offset by the removal of earnings associated with the Sempra Renewables business and the storage assets. We’re also reaffirming our full year 2018 adjusted earnings per share guidance range. Please refer to the slide for the adjusted earnings per share guidance range and updated GAAP range. We believe our guidance now reflects a higher-quality T&D-like earnings mix.

Please turn to Slide 5. I’ll now provide an overview of the transaction. Oncor will purchase InfraREIT for an equity value of $1.275 billion or $21 a share. Oncor will also assume InfraREIT’s projected debt of approximately $971 million. We expect InfraREIT to have a 2019 rate base of about $1.5 billion and 2019 annualized earnings of approximately $84 million. This implies a 2019 acquisition P/E of 15.7x and a 2019 acquisition enterprise value-to-rate base of 1.5x.

Additionally, Sempra is acquiring a 50% interest in Sharyland for $98 million. Sharyland is a privately-owned electric transmission utility that is regulated by the PUCT and is projected to have a 2019 rate base of approximately $260 million as well as 2019 annualized earnings of approximately

$11 million. This implies a 2019 acquisition P/E of 17.9x and a 2019 acquisition enterprise value-to-rate base of 1.3x.

Sempra’s share of annualized earnings from the Texas T&D transaction for 2019 is expected to be approximately $65 million to $70 million, and we expect to close in mid-2019, subject to PUCT approval.

Please turn to Slide 6. Now I’ll take a minute to review the respective financing plans. Related to the InfraREIT acquisition, Sempra and TTI plan to each make equity capital contributions to Oncor to fund their respective portions of the purchase price amount in line with their ownership interests in Oncor. Sempra will separately fund its acquisition of the 50% limited partnership interest in Sharyland. On a combined basis, we estimate that Sempra’s financing needs will total approximately $1.120 billion, which we expect to fund with a portion of the proceeds from our announced asset sales.

I think it’s important to note that we’ve had several meetings with the credit rating agencies to discuss this transaction. Overall, the feedback we’ve received has been positive as these acquisitions further increase our U.S. and utility contributions to overall consolidated earnings at Sempra.

Please turn to Slide 7. We strongly believe that Oncor is the logical owner of InfraREIT and that InfraREIT is an excellent addition to Oncor’s long-term growth outlook. In fact, approximately 260 miles of InfraREIT’s transmission lines were previously owned by Oncor and was swapped in 2017 in exchange for Sharyland’s distribution system as part of last year’s rate case settlement. As we discussed at our analyst conference in late June, our focus is on attractive markets and transmission-and-distribution-like businesses with shared growth drivers.

InfraREIT fits all of these criteria as a transmission business operating in what is a logical extension of Oncor’s service territory. We’ll also provide additional details later on in the presentation on how both InfraREIT and Sharyland provide Sempra and Oncor with incremental future growth opportunities in attractive Texas markets.

I’ll now turn it over to Allen, who will go over some of the important data points behind the strong economic and regulatory environment in Texas. Please turn to Slide 8.

E. Allen Nye - Oncor Electric Delivery Company LLC - CEO & Director

Thanks, Trevor. As Jeff and Trevor have mentioned already, we believe these assets are a logical and strategic fit for Oncor and provide a unique opportunity to expand Oncor’s footprint in Texas. As we have discussed in the past, the macroeconomic environment in Texas remains strong, with robust projected population and load growth. The state’s economy is currently the 10th largest in the world and second largest in the U.S., behind our friends in California.

In addition, the population of the state is expected to grow from approximately 28 million to about 54 million by 2050. Not only are the population and the economy growing, so is ERCOT’s electricity demand. Electricity demand growth is expected to outpace the rest of the U.S., and we’ll see additional baseload and renewable projects continue to get built to meet that demand.

These macro drivers continue to make Texas an attractive market for transmission and distribution growth and should provide further opportunities for investment.

Please turn to Slide 9, where we will discuss some of these incremental opportunities. There are additional opportunities for public entities to integrate into ERCOT as we have recently seen with the City of Lubbock and Rayburn Electric Cooperative. Additionally, there’ll be significant infrastructure investments required to connect new generation under development in the Panhandle and South Plains. For example, approximately 4.6 gigawatts of new generation capacity in the Panhandle has signed interconnection request with ERCOT.

We expect this trend to continue over the medium to long term as solar generation becomes increasingly competitive in Texas. We’re witnessing significant load growth in West Texas, with increased drilling, production, natural gas processing facilities and pipeline activity. This increased activity is expected to spur incremental investments to support reliability of the West Texas grid. Notably, InfraREIT’s existing presence in the Panhandle and Permian places it in a unique position to benefit from these trends.

And finally, population growth and related economic activity in Texas present additional growth opportunities through interconnections and grid expansions within ERCOT. We’re focused on executing our base plan and capturing these incremental opportunities, because as we mentioned earlier, the larger the footprint we have in Texas, the more exposure we have to potential transmission investment opportunities.

Please turn to Slide 10. I’ll now briefly touch on the anticipated timeline for closing the transaction. For purposes of obtaining PUCT approval, the InfraREIT and Sharyland acquisitions are expected to be filed as a single integrated transaction. We expect to make the necessary filings with the PUCT over the next few weeks following expiration of the go-shop period and look forward to working collaboratively with all parties to secure regulatory approvals. The transaction is also subject to review and approval by the FERC and other government agencies and requires customary filings and clearance under the Hart-Scott Act. Oncor’s acquisition of InfraREIT is also subject to InfraREIT shareholder approval.

Please turn to the next slide, where I’ll hand the call back to Trevor to provide further details on Sempra’s recently announced sale of certain U.S. renewable assets.

Trevor I. Mihalik - Sempra Energy - CFO & Executive VP

Thanks, Allen. In June, we announced our plan to sell our non-utility U.S. solar and U.S. wind businesses, and certain non-utility U.S. midstream gas storage assets. As we briefly touched on, we’ve already made progress on our plan to sell these assets and recently signed an agreement with ConEd to sell approximately 980 megawatts of Sempra’s U.S. Renewables portfolio, which includes all of our operational solar assets as well as one wind project, and additional U.S. solar and battery storage development projects for a total price of about $1.54 billion. We expect this transaction to close near the end of 2018. We would also anticipate to announce the sale of the remaining renewable assets by year-end.

Please turn to the final slide for closing remarks before I open it up to Q&A. I’ll wrap up by reiterating that we’re very pleased with today’s announcements, which support our long-term strategic vision to become North America’s premier energy infrastructure company. The progress we’re making provides us with increased visibility and confidence in our guidance targets and shifts a greater share of our projected earnings to our long-term T&D businesses.

We believe that Sempra and Oncor are uniquely positioned to maximize the strategic benefits of this bolt-on transaction of high-quality electric transmission assets in the Panhandle, and West and South Texas, markets with strong macro fundamentals. Importantly, we remain committed to delivering disciplined, superior growth, with transmission-and-distribution-like risk across our businesses. Our management team is focused on maximizing shareholder value, and we’ll continue to execute on projects and investments that progress this goal.

With that, I’ll conclude our prepared remarks and stop to take your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And we’ll go first to Julien Dumoulin-Smith of Bank of America Merrill Lynch.

Julien Patrick Dumoulin-Smith - BofA Merrill Lynch, Research Division - Director and Head of the US Power, Utilities & Alternative Energy Equity Research

So perhaps, just a little bit more of a housekeeping item just to start off with. How do you think about the long-term earnings power of the InfraREIT business? You talked about efficiency through the next rate case. Just the rate base, ROE, equity math, just reconciling with the $80-some million that you disclosed here, just to kind of kick things off.

Jeffrey W. Martin - Sempra Energy - CEO & Director

Look, I will just start, if you step back from it, Julien, and remember what we’re trying to accomplish, right? I think we’ve been going through a process over the last several years of repositioning the portfolio away from generation, away from commodities, and trying to focus on assets like transmission and distribution that give us better visibility to future earnings growth and focusing on our two core markets here in the United States: California and Texas. So right upfront, we see this is a great opportunity to extend Oncor’s franchise. You’ll recall last summer, when we originally kind of underwrote the EFH acquisition, we are looking at a capital plan at Oncor of roughly $7.5 billion. And that was the number that was talked about as part of their regulatory case last fall. And clearly, we’ve seen significant growth in their CapEx plan since then, which we updated at the analyst conference. So I think it’s been kind of validating to our same thesis around the InfraREIT assets. You probably have something south of sub-5% growth expected across the North and South assets. We think, probably, that’s conservative. When you put that together with the fact that you’re moving away from a freestanding public company at InfraREIT, you’re moving away from their unique corporate structure. And you’re adding this asset class right into the growth and operations at Oncor. So we’re quite excited about it.

Julien Patrick Dumoulin-Smith - BofA Merrill Lynch, Research Division - Director and Head of the US Power, Utilities & Alternative Energy Equity Research

Got it. Excellent. And then, let me just follow up there. With respect to synergies and how you think about some of the benefits here, as well as just like in terms of the meat and potato execution time line for a new rate case and/or just the approval timeline involved there, or process involved there.

Jeffrey W. Martin - Sempra Energy - CEO & Director

So obviously, we think there’s an opportunity, number one, with the size and scale of Oncor and to kind of continue to add additional CapEx to this business around trying to provide more value to the Texas consumers. And I do think you’re on a good point, which is we think the operations at Oncor have to have a track record of being operated very efficiently.

So as you move away from InfraREIT’s current public structure, their unique corporate structure and you put this inside of Oncor, we think there’s an opportunity to run it more efficiently. But I’ll stop and see if - I’ll pass it to Allen to talk about how you think about going forward with this inside the regulatory process.

E. Allen Nye - Oncor Electric Delivery Company LLC - CEO & Director

Julien, this is Allen. With regards to the regulatory process, we intend to file our change of control proceeding at the Public Utility Commission of Texas in the next 45 days. As we all know, having gone through several of these in recent years, it’s 180-day process with the possibility of the commission extending that process up to 240 days. I think our track record has indicated that we work very effectively and often with our stakeholders and with our commission in trying to settle these things. So it could get approved faster than that, but the general time line is 180 days, unless extended by the commission.

Julien Patrick Dumoulin-Smith - BofA Merrill Lynch, Research Division - Director and Head of the US Power, Utilities & Alternative Energy Equity Research

Excellent. Actually, just one quick point of clarity to affirm. I know you talked about the credit metrics. But it does affirm your ability to hit your targets by ’20, right? I think you insinuated that.

Jeffrey W. Martin - Sempra Energy - CEO & Director

Yes. We talked about it in my prepared remarks that we were reaffirming our 2019 and 2020 EPS guidance that we laid out at the analyst conference. And with respect to the credit metrics, this is something that you heard Trevor speak to that we’ve been iterating with the credit rating agencies. So we’re quite comfortable that you’re doing 2 things here. You’re rotating capital away from noncore assets that have less visibility to growth in the future, and you’re doing 2 things at the same time. You’re rotating capital into what we have described as core assets in a top market in the country at the same time that you’re improving your business risk profile.

Operator

Our next question will come from Shar Pourreza with Guggenheim Partners.

Shahriar Pourreza - Guggenheim Securities, LLC, Research Division - MD and Head of North American Power

So just a quick clarification on the synergy question. The affirmation of 2019 and 2020, does that assume any synergy retentions from the transaction? Where would that sort of be coming from? And do you see any incremental opportunities? I guess, like how much do you assume callback of the synergies? Or there’s a portion of that amount that is going to be retained?

Jeffrey W. Martin - Sempra Energy - CEO & Director

Alright. Shar, thank you for that question. I will speak to it and ask Allen if he wants to add anything or Don Clevenger. But I think the way I would look at it is you can look at the forward guidance that HIFR has provided in the past, and you can look at what we’re projecting right now in terms of 2019 annualized earnings. And clearly, we think there’s an opportunity to do two things. As you think about this business not in its current format and its unique corporate structure, you think about it within the kind of the scale and footprint of Oncor, we think there’s opportunities to bring our capital program to it and to run the business quite efficiently. And that is really built into how we’re thinking about the analysis going forward. And I’ll stop there and see if Don Clevenger, the CFO of Oncor, would like to make any additional comments.

Don J. Clevenger - Oncor Electric Delivery Company LLC - Senior VP & CFO

Yes. Thanks, Jeff. I think what we said, Oncor’s size and scale allows us to run this business very efficiently, just how efficiently will be shown over time. But yes, we do feel there are some efficiencies to be gained there.

Shahriar Pourreza - Guggenheim Securities, LLC, Research Division - MD and Head of North American Power

Okay. Got it. And then, just lastly, maybe just touch a little bit on sort of the incremental opportunities you see from the JV with Sharyland outside of Texas, right? So you’re obviously very active in Mexico. And if you’re looking at outside of Texas, kind of remind us how you expect to keep the jurisdictional control with the PUCT, assuming you look at interstate wires opportunities.

Jeffrey W. Martin - Sempra Energy - CEO & Director

Yes. I would just take a step back, Shar, and say, look, we’ve had the opportunities to spend time with the Hunt family. This is an organization that’s had a lot of success across a lot of different business platforms in the past. I think it’s a great credit to them, the quality of business that they’ve created at InfraREIT. So the opportunity for us really in South Texas is to step into the remaining transmission platform down there. You’ll recall that, that distribution platform in the South is operated by Oncor. What we’re focused on really is making sure that as there’s incremental opportunities around their transmission footprint, we’re there in a 50-50 role to be supportive of that. And you do make a good point, right? We are a - we have a big investment footprint in Mexico, and the Hunt family and the Hunt organization does have a significant business dealings outside the United States. So there may be other opportunities for collaboration.

Shahriar Pourreza - Guggenheim Securities, LLC, Research Division - MD and Head of North American Power

Got it. Got it. And then, just lastly, on InfraREIT. Are you assuming that their - the entity’s earning its allowed returns for ’19 and ’20? So what’s the level of ROE that you’re assuming they’re going to earn?

Jeffrey W. Martin - Sempra Energy - CEO & Director

Yes. Thank you. We are assuming they earn their authorized ROE.

Operator

We will now take a question from Ryan Levine of Citi.

Ryan Michael Levine - Citigroup Inc, Research Division - Equity Analyst

Is Sempra entering into any ROFOs, or drag, or tag-along rights, in connection with the remaining stake in Sharyland?

Jeffrey W. Martin - Sempra Energy - CEO & Director

If I understand your question correctly, I think what we’re really trying to say here is, this is really a step transaction. So between the LPs and the GPs, they divide the asset base. Oncor’s cleanly participating in the investments in the north, and we’re stepping into a brand-new partnership in the South where we have a limited partner position. But there’s no real complexities in terms of earn-outs and drag-alongs to reference. I will say, all the material transactional documents will be filed as part of Oncor’s 8-K later today.

Ryan Michael Levine - Citigroup Inc, Research Division - Equity Analyst

Okay. Great. And then, regarding tax implications. What are the expectations for - implications for current Sempra shareholders given the way this deal is structured? And is there any cash tax distributions that will be incremental as a result of this transaction?

Jeffrey W. Martin - Sempra Energy - CEO & Director

Right. It’s a great question. And given their unique structure and how we’ve approached it from a tax standpoint, we will have an opportunity to execute on a tax step-up in basis. And I’ll turn it over to Trevor, our CFO, to address that.

Trevor I. Mihalik - Sempra Energy - CFO & Executive VP

Yes. Based on the structure of the transaction, we will be taking a 743(b) election to step up the basis of the assets. And this results in really the higher tax depreciation, which will result in a large benefit of lower taxes over time. So that is part of the value that we’re stepping into.

Operator

Our next question will come from Christopher Turnure of JPMorgan.

Christopher James Turnure - JP Morgan Chase & Co, Research Division - Analyst

Could you give us a little bit more detail on the $84 million you mentioned you’re targeting, I guess, earning your authorized ROE at least in ’19 and ’20. But what’s the income tax kind of rate assumption within that? And would it be possible for you to provide us with an EBITDA as well?

Jeffrey W. Martin - Sempra Energy - CEO & Director

Yes. I think I tried to speak to this a little bit earlier, Christopher, but I think the goal here, really, is that as you move away from their corporate structure and you put this inside of Oncor and you look at the combined benefit of their scale, their capital program, and the types of efficiencies that you can bring to the investment, I think that accounts for the majority of it. But Trevor, do you want to make any other comments in terms of how you think about the assumed tax rate and so forth?

Trevor I. Mihalik - Sempra Energy - CFO & Executive VP

Yes. Absolutely. So from the tax rate, we’re just assuming the statutory tax rate of the 21% in that projection that we have laid out there. And then, from an EBITDA perspective in 2019, I’d say, call it roughly about $230 million for both the North and the South combined in EBITDA. So call it roughly $200 million in the North and about $28 million, $30 million in the South.

Christopher James Turnure - JP Morgan Chase & Co, Research Division - Analyst

Okay. And that incorporates the basis step-up and everything there as it would pertain to your GAAP earnings, at least?

Trevor I. Mihalik - Sempra Energy - CFO & Executive VP

That’s right.

Christopher James Turnure - JP Morgan Chase & Co, Research Division - Analyst

Okay. And then, I’m not sure if you can comment on this, but is there any way that you can give us a sense as to how the process was run this year by InfraREIT? I guess, any other interested parties or anything that could help us kind of frame that process and how to think about the go-shop?

Jeffrey W. Martin - Sempra Energy - CEO & Director

Appreciate the question. Obviously, we won’t speak on behalf of InfraREIT. But what we would say is that we worked very closely with Allen Nye and his team at Oncor, and their Board of Directors. This has been a process, a negotiation, that’s occurred over a 4- to 6-month period of time. And now what we’ve tried to focus on, Christopher, is making sure that from the Oncor perspective, together with Sempra, that we’re in a position to accomplish our strategic objectives in the state; and secondly, that we put together an attractive offer from InfraREIT as viewed through the lens of their Conflicts Committee. So that was our goal from the outset. And the go-shop, I mentioned earlier, that all the applicable documents will be filed as part of an 8-K, but the go-shop is pretty standard fare for the acquisition of any public company. I think what’s unique in this case is the unique value that Oncor brings to, not only the transaction and the growth profile, but the regulatory certainty associated with the transaction.

Operator

We will now take a question from Lasan Johong of Auvila Research Consulting.

Lasan A. Johong - Auvila Research Consulting LLC - Founder, President, CEO & Senior Research Analyst

I understand that Sharyland and InfraREIT are going to do an asset swap with North and South assets. Is that going to trigger any tax consequences? Or is there any tax consequences?

Jeffrey W. Martin - Sempra Energy - CEO & Director

Thanks a lot, Lasan. I appreciate you joining the call. So you’re thinking about it correctly. Thinking almost like a 2-part transaction happening simultaneously. There’s the asset exchange between those 2 entities, and there’s no expected change in taxes in that exchange. You want to add anything to that, Trevor?

Trevor I. Mihalik - Sempra Energy - CFO & Executive VP

Yes. No, Jeff, you got it right. It’s - from the perspective of the exchange, it’s just going to be a like-kind exchange, with no impact on taxes.

Lasan A. Johong - Auvila Research Consulting LLC - Founder, President, CEO & Senior Research Analyst

Excellent. Go-shop period is 90 days?

Jeffrey W. Martin - Sempra Energy - CEO & Director

No. I’m sorry, it’s actually 30 days.

Lasan A. Johong - Auvila Research Consulting LLC - Founder, President, CEO & Senior Research Analyst

Oh, 30 days. A couple of questions outside of this transaction, if you don’t mind. Does the USA trade agreement change your strategy in Mexico at all?

Jeffrey W. Martin - Sempra Energy - CEO & Director

Look, I think that - a couple of things. We operated quite effectively in Mexico for a long period of time under the old

NAFTA framework. And you’ll recall, Lasan, that the majority of the business we built down there was built largely even before they had energy reform. So I think what is really valuable to us in terms of the new agreement between the United States, Canada and Mexico, is just the certainty it brings to the regulatory framework. I think that’s always a friend to business. So I think we remain quite constructive on that development, and we remain quite constructive on the growth opportunities in Mexico. You’ll recall us talking about this at the analyst conference, but it’s one of the fastest-growing consumer markets in the Western Hemisphere. They’ve been underinvested significantly, I think, from an infrastructure standpoint. And I think we have a scale advantage in the country, and we continue to be quite constructive on it.

Lasan A. Johong - Auvila Research Consulting LLC - Founder, President, CEO & Senior Research Analyst

Okay. Great. Last question. You’ve done a lot of stuff in transmission and distribution in Texas. But a while ago, you did mention something about potentially getting into natural gas transmission. Does this transaction in any way, kind of trigger more opportunities in that direction? Or is it just an independent transaction that is good for shareholders?

Jeffrey W. Martin - Sempra Energy - CEO & Director

Thanks. That’s a very good question. I would view it independently. I think one of the things that Allen’s commented on, on this call and in prior calls, is that what’s kind of unique about Oncor’s platform is not only have they had a track record of providing kind of the lowest-cost service in the state, but they really sit on top of more the faster-growing regions in the state of Texas. So Texas itself is a great market, but most of the counties that Oncor serve are uniquely in growth mode. And I would point to what’s taken place in the Permian. So we are seeing the need for more pipelines around the Permian, and they are flaring gas there. So there’s a lot of opportunities, I do think, for some midstream opportunities in that region. But more importantly, together with InfraREIT and Oncor, we really have an electricity service platform that’s really uniquely positioned to capture a lot of the growth we’re seeing in that region.

Operator

And with that, that does conclude today’s question-and-answer session.

And I do apologize, we did have someone else in queue. We’ll go to Greg Gordon of Evercore ISI.

Kevin John Prior - Evercore ISI Institutional Equities, Research Division - Associate

It’s actually Kevin. Just - if I’m looking at Slide 5, I assume that the earnings is including synergies. And then, it looks like you’re earning north of 12% at InfraREIT, and then, about 9.4% at Sharyland. Can you just give some color around why the ROEs are playing out that way? And why there’s such a big difference?

Jeffrey W. Martin - Sempra Energy - CEO & Director

Yes. I think we talked about this a little bit earlier on a couple of other questions. But I think one of the things that you’re trying to see here is as you look at the prior projections of InfraREIT as compared to what we’re focused on for 2019, the real driver there is that you’re adding this business, number one, into the scale advantages of Oncor. And you’re looking at what Oncor thinks that they can bring to the overall capital plan. And I think the real big difference, Kevin, is InfraREIT is a freestanding public company today with an associated cost structure, and it has a unique corporate structure. When you move away from that, you look at the tax step-up that Trevor described, you look at the growth opportunities that Allen outlined, and then, you bring to bear how efficiently they think they can run that on behalf of consumers. I think that’s really reflected in our numbers.

Operator

And with that, that does conclude today’s question-and-answer session. I would now like to turn the call back to Jeff Martin for closing remarks.

Jeffrey W. Martin - Sempra Energy - CEO & Director

Look, I just want to extend our appreciation for everyone who joined the call today. If you have any follow-up questions, per custom, feel free to contact the Investor Relations team. And we hope everyone has a great day.

Operator

And with that, ladies and gentlemen, that does conclude today’s call. We’d like to thank you, again, for your participation. You may now disconnect.